Exhibit 99.2

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

POWER INTEGRATIONS

February 2, 2006

1:30 p.m. PST

Coordinator	Good afternoon and welcome to the Fourth Quarter Earnings conference call for Power Integrations. Today’s call is being recorded. At this time, I would like to turn the conference over to Mr. Joe Shiffler. Mr. Shiffler, please go ahead.

J. Shiffler	Thank you and good afternoon. I’m Joe Shiffler, Director of IR and Corporate Communications for Power Integrations. Thanks for joining us to discuss our quarterly results, which are outlined in a press release that we issued earlier this afternoon. The release has been e-mailed directly to those of you on our distribution list. It is also available on the investor info section of our Web site, www.powerint.com.

With me on the call today are Balu Balakrishnan, President and CEO of Power Integrations, and John Cobb, our Chief Financial Officer. Balu and John each have some prepared remarks, after which we’ll take your questions.

Before we begin, I’d like to caution you that our discussion today, including the Q&A session, will include forward-looking statements reflecting management’s current forecast of certain aspects of the company’s future business. Forward-looking statements are denoted by such words as “will,” “would,” “believe,” “should,” “expect,” “outlook,” “estimate,” “anticipate,” and similar expressions that look toward future events or performance. Forward-looking statements are based on current information that is, by its nature, dynamic and subject to rapid and even abrupt changes. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied in our statements. Risks and uncertainties affecting our business, which could cause actual results to differ materially, are discussed in our most recent reports on Forms 10-K and 10-Q filed with the SEC. With that, I’ll turn the call over to Balu.

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

B. Balakrishnan	Thanks, Joe. Good afternoon, everyone. We finished 2005 with our strongest quarter of the year, giving us good momentum heading into 2006. Fourth quarter revenues increased 4% sequentially and 13% year-over-year to $37.9 million, in line with guidance and a record level of revenues for Power Integrations. Unit shipments grew nearly 20% from a year ago, indicating significant gains in overall market share. Our gross margin improved to 51.1%, up almost 3 points from a year ago. Earnings were in line with guidance at $0.18 per share and we generated $13.7 million in cash from operations.

We had another good quarter of design activity capping a record year in terms of expected dollar value of design wins. The level of ongoing design activity remains strong and we expect to make significant gains in market share again in 2006. We’re especially pleased with the design activity on our LinkSwitch products, which should account for more than 10% of revenues this year. A record year for design wins and a strong pipeline of ongoing designs give us good reasons to be bullish on 2006.

We also have several additional drivers that should contribute incremental growth this year and give us further momentum for 2007. These drivers include, number one, energy efficiency standards on external power supplies, which are helping us gain share in markets such as cell phone chargers and cordless phones; number two, our expanded sales force, which has more than doubled in size over the past two years; number three, a number of new products such as LinkSwitch-XP, LinkSwitch-LP, and TinySwitch-III, which are already winning designs and beginning to generate revenue; number four, new markets such as Power over Ethernet and LED Lighting; number five, our new direct approach to the Japanese market, which we previously addressed primarily through licensing; number six, the expected conclusion of our two patent lawsuits, which could further strengthen our competitive position; number seven, increasing penetration of tier two and tier three markets, particularly in the industrial market, which grew 37% for us in 2005.

All of these factors add up to a favorable outlook for 2006 and beyond. Assuming a healthy macro environment, we expect to grow our revenues this year at a rate well above the 7% that we have averaged over the past two years. We expect to regain share in the cell phone market this year, achieve significant penetration in the cordless phone market, maintain a gross margin of approximately 50%, and grow our earnings faster than revenues through operating expense leverage. We have ambitious plans for 2006 and 2007 and our fourth quarter results provide a good platform to start from.

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

As I mentioned a moment ago, we grew 13% year-over-year in the fourth quarter, highlighted by strong growth in communications and industrial end markets. We grew 15% in communications, our second consecutive quarter of year-over-year growth. We expect to grow communications revenue significantly in 2006 through increased penetration of existing cell phone customers, as well as penetration of new cell phone and cordless phone customers driven largely by the replacement of linear power supplies.

Industrial revenues grew 63% compared to a year ago and comprised 13% of revenue in the fourth quarter, up from just 5% three years ago. Growth came from a large range of applications, such as utility meters, motor controls, emergency lighting, and uninterruptible power supplies. Our growth in this market proves that we are succeeding in penetrating tier two and tier three customers, which dominate the industrial end market. In order to address smaller customers, we have developed a robust set of self-service design resources, such as our PI Expert design software, and we have established relationships with a number of small regional distributors. We are very pleased with the results we have seen over the past year, and we expect the industrial market to be a good growth driver in 2006.

We had another very good quarter in terms of gross margins, which came in at 51.1%. This is up more than a point and a half sequentially and almost three points year-over-year. We have consistently improved our gross margin over the past six quarters through cost reductions, mainly in the areas of wafer prices and technology improvements. We will continue our focus on cost reductions, which should help us maintain our gross margin around 50% for the foreseeable future.

Thanks in part to the improved gross margin, the fundamental profitability of our business is in excellent shape. Our operating margin for the fourth quarter was 14.6%, despite an impact of 6.3% points from litigation expenses. This suggests an underlying operating margin of nearly 21%. Net income for the quarter was $0.18 per share, including a $0.06 impact from litigation expenses.

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

While patent litigation is a temporary drag on our bottom line, protecting our intellectual property is critical to maximizing our long-term profitability. As for the timelines of the two cases, we can now see the light at the end of the tunnel. Our ITC trial against System General was completed last week in Washington, D.C. We believe we put forth a compelling case and we expect a ruling in May. In the Fairchild case, the Markman hearing is being held this week with a pre-trial hearing scheduled for early May. The case should go to jury trial some time this summer, with a verdict expected at the end of the trial.

As mentioned earlier, 2005 was a record year for design wins, setting up strong revenue growth in 2006. Fourth quarter design wins were strong across all end markets and all of our four product families. TOPSwitch-GX won several consumer appliance designs, including a washing machine and coffee maker for Miele, server standby power supplies for Apple and Fuji, an air conditioner for Mitsubishi, several DVD and DVR designs, and more than a dozen industrial control and metering designs. DPA-Switch continues to gain acceptance in the power over Ethernet market, as well as traditional telecom and industrial DC to DC applications. Design wins in the fourth quarter included voice-over-IP phones, wireless LAN equipment, and industrial controls. We have a very good pipeline of ongoing design activity for 2006.

TinySwitch-II had another stellar quarter, winning PC standby designs for Apple, Fujitsu, Lenovo, Dell, HP, and NEC; a high-volume DVD player for Toshiba; air conditioners for Hitachi and Matsushita; several LCD TVs, and numerous industrial applications. TinySwitch-II continues to be our top running product and shows no sign of slowing down. Just this week we introduced TinySwitch-III, building on the success of TinySwitch-II with new features, better energy efficiency, and a wider range of addressable power levels. New features include selectable current limits, which allow designers to optimize a design for either maximum power or maximum efficiency.

As a result of early sampling with customers, TinySwitch-III is off to a fast start with the first designs likely to go into production late first quarter and several more in the second quarter. Based on the high level of customer interest, we expect TinySwitch-III to contribute significant incremental revenue in the second half of 2006.

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

We also expect a good contribution this year from LinkSwitch-XT and LinkSwitch-LP, both of which were just introduced in the fourth quarter, but have already established strong design momentum. Interest in our LinkSwitch products continues to grow, driven by the replacement of linear power supplies. In total, LinkSwitch won more than 60 designs in the fourth quarter, including major appliances for Mitsubishi, Whirlpool, and Electrolux, UPS power supplies for American Power Conversion, a couple of cordless phone and cell phone designs, and a variety of lighting, metering, and other industrial applications. The increasing rate of linear replacement is driven partly by the rising cost of raw materials, such as copper and iron, but also by energy efficiency standards on external power supplies, which are clearly having an impact on the market.

Now, as many of you know, the California Energy Commission conducted a hearing this week at which OEMs requested a delay in the implementation of the external power supply standards, as well as changes to certain aspects of the standards. While a delay would be somewhat of a disappointment and could potentially have some impact on our revenue in the second half of this year, we do not believe it would do much to stall the overall process of converting to efficient power supplies. This train has already left the station. In addition to California, mandatory standards are scheduled to go into effect later this year in Australia, next year in New York, Oregon, Washington, and Rhode Island, and in 2008 in Arizona. China’s external power supply standards are already mandatory for government purchases and may be converted to nationwide mandatory standards in the very near future. Energy Star is actively promoting their labeling campaign for external power supplies, and in fact, Samsung, our largest end customer, recently announced that they will be the first OEM to market cell phones with Energy Star-qualified chargers.

It is clear that manufacturers are already working to comply with the standards. Since the CEC standards were announced a year ago, we have won about half a dozen cordless phone designs with OEMs such as Panasonic, Sagem, and Sharp, and we have strong pipeline of ongoing activity with other major OEMs. A year ago, the cordless phone market was completely dominated by linear power supplies, so this represents significant progress. Likewise, several top cell phone OEMs with significant volumes of non-compliant chargers are in the latter stages of evaluating efficient designs. We’ve been very successful winning designs at the charger vendors bidding for this business, and we are encouraged by the feedback we have received thus far. It is clear that OEMs are serious about complying with the standards and have already set the wheels in motion to make it happen.

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

Beyond the issue of external power supplies, the overall global trend towards more efficient electronic products continues to gain momentum. In November, I attended a forum in South Korea with energy regulators and other experts from all around the world. There’s a clear consensus that much more needs to be done to contain the growth of energy demand caused by the proliferation of electronic products. The voluntary programs currently in place are seen as a good start, but regulators are increasingly thinking in terms of mandatory standards.

China, in particular, is extremely concerned about the growth in energy demand and appears ready to adopt mandatory efficiency standards on a number of categories of products, including external power supplies, as I mentioned a moment ago. Obviously, any move by China towards tighter standards could have major implications for the power supply industry, so we will be watching these developments very closely.

We’re also very enthused by California’s new standards for residential lighting, which took effect late in 2005. The standards require the use of energy-efficient lighting throughout all new residential buildings, as well as additions to existing homes. In effect, builders must install either LEDs or compact fluorescent lights for almost all interior and exterior fixed lighting. The standards allow non-efficient lighting only to a limited extent in kitchens, or when used in conjunction with dimmer switches or occupant sensors.

We’ve already observed an increased level of interest in using LEDs for general lighting as a result of these new standards. LED power supplies are a natural application for our chips, and we have already begun to address applications such as commercial signage and traffic signals where LEDs are already taking hold. The new California standards promise to accelerate the use of LEDs for general room lighting, and this is potentially a very positive trend for Power Integrations.

Before I turn it over to John, I would like to conclude by reiterating that we are very bullish on our outlook for 2006 and beyond. We exited 2005 with a good head of steam, growing revenues at double digit rates, pushing our gross margin above 50% and delivering strong operating margins. Just as importantly, we had a record year in terms of design wins, which

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

should translate into strong revenue growth for 2006. We are also excited about a number of other initiatives that point to even stronger growth ahead, including new markets like lighting and power over
Ethernet, new products like TinySwitch-III and others still in the pipeline, and a proliferation of energy-
efficiency standards around the world. We look forward to reporting our progress to you throughout the year ahead. With that, I’ll turn it over to John for a review of the financials.

J. Cobb	Thanks, Balu, and good afternoon. Our fourth quarter results were right on target with revenue and earnings in line with our expectations and a gross margin of 51.1%. Our balance sheet also remains extremely strong, with receivables down from last quarter, inventories at their lowest level in three years, and our cash balance up almost $9 million from a quarter ago. We are extremely well-positioned financially heading into 2006 and look forward to a year of strong revenue and earnings growth.

Turning to the income statement detail for the fourth quarter, net revenues totaled $37.9 million, up 4% compared to the prior quarter, and 13% year-over-year. ASP was $0.43, down $0.01 from the prior quarter and $0.02 from a year ago. Looking at some of the revenue detail, turns orders were 75% of revenue, down from 77% in the third quarter. Distributors accounted for 59% of revenues in the quarter, including Synnex and Avnet at 21% and 16% respectively. As a reminder, we recognize all distributor revenues on sell-through.

Revenue mix by end market in the fourth quarter was 29% communications, 28% consumer, 22% computer, 13% industrial, and 8% other. In terms of sequential growth rates, industrial was up 20% quarter-to-quarter, communications was up 8%, and consumer and computer were down 5% and 3% respectively.

Gross margins for the quarter were 51.1%, up 1.6% from the prior quarter and nearly 3 points from a year ago. The gross margin improvement over the last six quarters has been a function of cost reductions outpacing the measured decline in our ASP, against a backdrop of highly competitive pricing. Also, we have improved our gross margins significantly while achieving substantial inventory reductions. Inventories are down 27% from a year ago, while gross margin is up 2.8 percentage points over that same time.

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

Operating expenses for the quarter were $13.8 million, up 9% from the prior quarter. Patent litigation expenses were a major reason for the increase, totaling $2.4 million, up from $1.8 million in the third quarter. This was about $400,000 higher than we had expected, or about $0.01 per share.

Sales and marketing expenses also increased quarter-to-quarter, driven partly by increased sales and FAE headcount, and by training expenses related to the significant number of new sales and FAE hires. Income from operations in the third quarter was $5.6 million, giving us an operating margin of 14.6%. As Balu noted, however, the operating margin impact of litigation expenses was 6.3 percentage points, which suggests an underlying margin of nearly 21%. Strong operating expense leverage has always been a hallmark of our business model, and we consider operating margin to be one of our most critical metrics. We view 20% as a key target and we are pleased to be back above that level, absent the impact of litigation expenses.

Continuing down the income statement, other income was one million dollars for the quarter, a slight increase from the prior quarter due to higher interest rates on our cash. Our tax rate for the fourth quarter was 16.9%, bringing our full-year tax rate to 19.7%. This is about one point lower than we had anticipated and resulted from a higher percentage of profits coming from lower-tax jurisdictions. We expect our tax rate for 2006 to be in the range of 20% to 22%.

Net income was $5.5 million, or $0.18 per share. Litigation expenses reduced EPS by $0.06, and again this was about $0.01 more than we had expected when we gave guidance for the quarter.

Recapping our full-year numbers for 2005, revenues totaled $144.1 million, up 5%. Full-year gross margin was 49.5%, up from 47.7% in 2004. Operating margin for the year was 15.7%, including an impact of 3.8% from the $5.5 million in litigation expenses. EPS was $0.68, up about 8% from the $0.63 reported in 2004. We grew earnings per share faster than revenues, despite a 14-cent impact from litigation expenses. We expect a similar impact from litigation expenses on our 2006 earnings per share.

Turning to the balance sheet at year-end, cash and investments stood at $131 million, down about $4 million from a year ago, primarily due to

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

significant share repurchase activity during the year. Repurchases in the fourth quarter totaled $5.4 million, or about 250,000 shares. Cash flow from operations was $13.7 million in the fourth quarter and $35.7 million for the year, up from $30.1 million in the prior year. As mentioned earlier, our inventories are at their lowest level in three years at $18.4 million, giving us inventory turns of four. We expect inventories to remain in the range of three to four turns throughout 2006.

Accounts receivable at year-end were $13.5 million, down more than one million dollars from the prior quarter, giving us DSO of 32 days, consistent with our recent range.

Looking ahead, our first-quarter numbers will reflect the adoption of stock option expensing; however, we have not yet finalized our accounting for options and as a result, the following guidance excludes the impact of option expenses. We expect revenues to be approximately flat sequentially in the first quarter with gross margins in the range of 50% to 51%. Total operating expenses should go up slightly with litigation expenses totaling approximately $2.5 million. We expect first quarter EPS of $0.15 to $0.17. And now I’ll turn it back to Joe.

J. Shiffler	Thanks, John. Before we take questions, I’ll do a quick rundown of our first-quarter conference calendar. We will be at the Thomas Weisel Partners Technology Conference in San Francisco on February 6th; the Nasdaq U.S. Small Cap Conference in London on February 7th; the Piper Jaffray Analog Summit on February 16th in Boston; the Raymond James Institutional Investors Conference in Orlando on March 7th; and the Citigroup Small- and Mid-Cap Conference on Las Vegas on March 14th. And now, operator, would you please give the instructions for the Q&A session?

Coordinator	Sir, our first question comes from Ross Seymore with Deutsche Bank.

R. Seymore	Thanks, guys. Just a couple of questions for you. First, on the sales side, Balu, you mentioned that you had some new customers lined up in the cell phone space. Can you elaborate a little bit on that and maybe go into when the revenue might be seen from those customers?

B. Balakrishnan	We have won a number of designs with our customers, which we don’t actually consider it as a design win until they win business with the OEMs. So, at this point, I really can’t discuss the OEMs, but when we do win the designs, we will certainly talk about it.

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

R. Seymore	Okay, and then onto the op ex side, one for John. With the sales force expansion that got the op ex and the sales and marketing specifically up a little higher than I had expected in the December quarter, as we look into ’06’, are you right-sized with the sales force that you need now? So the increase in that line would be mainly driven on variable costs along with sales growth, or will the growth in sales and marketing continue in absolute dollars, regardless of the sales as we go into ’06?

J. Cobb	We continue to add people, but I think the growth that you will see in sales and marketing expenses in ’06 would be less than what you saw in ’05. But, as I said, we are still adding some incremental heads.

R. Seymore	Finally, on the CEC versus the CEA side of things, do you guys have any better color on when a decision from the CEC side of things may come out regarding any delay or lack thereof in the implementation of the legislation?

B. Balakrishnan	Not really. I don’t think they’ve committed to any dates at all. My understanding is they listened to all the presentations, but did not give a specific date.

R. Seymore	Okay, thank you.

Coordinator	Our next question comes from Tore Svanberg with Piper Jaffray.

T. Svanberg	Good afternoon, a couple of questions. Balu, you mentioned Samsung now moving forward to use the Energy Star label. Do you think that’s now the beginning of a trend, and have you heard some other OEMs moving in that same direction?

B. Balakrishnan	Yes, we have heard of one other major cell phone company. I don’t think it’s public yet, but they are going to be compliant with CEC.

T. Svanberg	Very well. And looking at the gross margin, you mentioned some cost savings, can you just give us a little bit more color on what types of cost savings that you’re seeing here? Is it on the front end, on the back end?

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

B. Balakrishnan	Moving forward, there are several areas, but the key ones are we will accelerate our transition of test to overseas locations and we expect to double the percentage of testing done overseas in this year, in 2006. So, that will be a gradual change throughout the year, so that will give us some cost advantages. We don’t expect the cost improvements in the packaging itself because of raw material issues; the raw materials are getting more expensive. However, we still have cost improvements through new products. All of the new products we have introduced in the recent past and the ones we’re going to introduce in the near future, they are all more cost effective at the system level, which means that it is lower cost for us also.

T. Svanberg	Very well then, and also looking at 2006, I think your sequential growth rate, the last five quarters being in the 2% to 4% range. It looks like you have a lot of things going on for you here in 2006. When do you think we’ll start to see the sequential growth rates moving above the 5% level?

B. Balakrishnan	It’s hard to predict. We haven’t given the forecast for the whole year. What we can say is that 2006 is going to be significantly better in growth rate than the last two years, because of all the drivers we talked about. Specifically related to the CEC standard, as we have mentioned many times before, we should start seeing significant design wins in Q2, which should translate into revenue in Q3 and Q4. But the even bigger impact will be in 2007 when we’ll see the whole year impact.

T. Svanberg	Okay, and then just finally on the legal expenses, based on your calendar of events, is it safe to say that legal will probably peak some time in the third quarter?

B. Balakrishnan	The fourth quarter should be almost down to nothing. Most of the expenses will be the first, second, and the third quarter. Other than the first quarter, we don’t have that information to say exactly how it will be split between second and third quarter, because by its nature it is very unpredictable as to exactly how the sequence of events happen and how the work is done. It is dependent on a lot of external factors. That’s one of the reasons we have difficulty coming up with the forecast for actual legal expenses. Although the overall legal expenses still are within the range that we expected.

T. Svanberg	So, just based on that, is there a fair chance you’ll then be above 20% operating margin in Q4 of this year?

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

J. Cobb	Based on where we are now without the legal expenses, I would say that’s definitely our expectation.

T. Svanberg	Thank you very much.

Coordinator	The next question comes from Andrew Huang with American Technology Research.

A. Huang	Hello, guys, good afternoon.

B. Balakrishnan	Hello, Andrew.

A. Huang	Just a quick question. First, can you give us a rough idea of what percent Japan is of total sales?

J. Cobb	Japan, at this point, is somewhere around 4% to 5% of revenue.

A. Huang	Okay, and I was just curious, by using a direct approach in Japan, as opposed to using disty, does that help your gross margin, or does it reduce your operating expenses by not having to pay the distributors?

J. Cobb	I think what you might be referring to is what Balu mentioned in his comments, and also what we talked about last quarter. When we say a direct approach, previously we had a licensing agreement that’s still, to a certain degree, in place with Matsushita, where they had the non-exclusive right to sell products in Japan using our technology and then they would pay us a royalty. They no longer have the right to our new technology, anything that was developed after June 30th, and so they no longer have the right to that. They will continue to pay us royalties using the old technology for four years at a reduced rate, but now we are going to attack the Japanese market directly, entirely, where in the past we depended primarily on royalties from Matsushita. So, I think what we meant by direct, so direct could be either direct to us or with a distributor, but it would be selling our parts as opposed to getting royalties from Matsushita.

B. Balakrishnan	Just to add, most of our revenue in Japan, I would say almost all of our revenue is through distribution.

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

A. Huang	Okay. My next question is, I was wondering, I think in your prepared remarks you talked about revenue growth for calendar ’06 being well beyond the 7% number, and I was wondering what was that 7% figure?

J. Cobb	The average of the last two years, ’05 and ’04.

A. Huang	At this point, obviously, you don’t want to provide full year guidance, but—

J. Cobb	But you want it anyway.

A. Huang	Basically. Okay, well, I’ll just leave it at that. And then the last question is just a point of clarification. I’m looking back, because I could have swore, because in my model for the December quarter, I had a 21% tax rate and I thought you guided us to 21% for Q4. So, first of all, I just want a clarification on that. Secondly, what tax rate should we be using for calendar ’06?

J. Cobb	We did guide you to 21% and, as I mentioned in the comments, we had more profit in lower-tax-rate jurisdictions than we were expecting, and therefore, our tax rate was lower. And then, as I also mentioned in the comments for ’06 for the year, we’re estimating somewhere between 20% and 22%. Because it’s difficult to predict which countries our profits are achieved, it’s a little harder to estimate an exact number. And obviously, that tax rate excludes option expense, which we haven’t figured that part out yet.

A. Huang	Just one last question, if you don’t mind. Do you have any more shares left in your repurchase program or is it all done?

J. Cobb	No, the original was 40 and now 25 million, and as I mentioned, we purchased 5.4, so we still have 19.6 million left.

A. Huang	Thank you very much.

Coordinator	Our next question comes from Shawn Slayton with SG Cowen.

S. Slayton	Hello, guys, good afternoon.

B. Balakrishnan	Good afternoon.

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

S. Slayton	Balu, can you give us a little more color on this CEC event? The way I look at it, if you go to the Web site, you check this thing out, it basically says that the appliance efficiency regulations were put into the California Code of Regulations on December 30th, meaning they’re state law. The standards for power supplies, which pertain to you guys, are there in the California Code of Regulations. Right now, this appliance rule making, this committee hearing on the 14th is talking about lighting, refrigerators, freezers, cooking products, and food services equipment. I don’t understand how that pertains to standards for power supplies. Can you help me out here?

B. Balakrishnan	I’m not sure what you’re referencing on the second part of your question. The first part is correct, it was the external power supply is what was part of a larger standard on appliances, which went into effect in December of 2004. But for the external power supplies, the effective date of compliance, as it stands right now, is July 1st of 2006.

S. Slayton	Right.

B. Balakrishnan	The hearing that happened two days ago was on the external power supplies and there were a few OEMs who wanted either to delay the standard or get some minor changes or exemptions. So that was a hearing, but it’s already a law. So, as it stands, it’s a law and this hearing actually comes very late in the game, but I guess the commission wanted to listen to all of their suggestions or presentations, which they did, and we don’t know exactly what course of action the commission will take and when they will take it.

From what we do know, is most of the OEMs, you have to remember, the ones that were represented at the meeting was a very small percentage of the OEMs who are already going full speed forward to meet the standard. In fact, I think Hewlett Packard specifically said they did not want to extend the effective date, because they had already spent a lot of effort converting all of their power supplies. Apple has also been very supportive and Samsung recently announced that they are going to be compliant with Energy Star standards, which is identical to CEC for the external power supplies. This is not very uncommon for any standard for that matter. There is always a push back from usually a certain number of people and what we don’t know is what CEC is going to do.

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

S. Slayton	Okay, can you help us? Can you put any numbers around the recent design wins that you believe are directly attributable to the CEC initiative, the new California law?

B. Balakrishnan	I think we did mention it in my script. Do you have the number here?

J. Cobb	There’s a total of 60 design wins on LinkSwitch. It’s difficult to know exactly which ones relate to CEC and which ones don’t.

S. Slayton	Can you give us just a couple case studies or a couple examples of specific examples of design wins that you know are most likely related to CEC?

J. Cobb	Yes, the ones that we mentioned in the press release and also in the script was the cordless phone area with Panasonic, Sharp, Sagem. As we’ve also mentioned, we have lots of design activity, which aren’t yet design wins. And again, we define a design win when we get pre-production orders. As we’ve said all along, we expect in Q1 and Q2 to get most of the design wins related to CEC, but the ones that we have gotten that we’ve talked about would predominately be in the cordless phone area.

S. Slayton	Okay, that’s helpful. Thank you.

Coordinator	Our next question comes from Gus Richard with First Albany Capital.

G. Richard	Hello, guys. Can you guys talk a little bit about the pricing environment and the impact of that in the quarter on gross margin?

B. Balakrishnan	Yes, we have read reports and gotten some anecdotal evidence that discrete pricing is forming at medium and small-sized customers. We haven’t seen that at the tier one customers. Certainly the lead times have gone out on not only discrete components, but also on integrated components from our competitors. As far as their impact on our gross margins, unless it’s sustained for a long time, it’s not going to have much of an impact. For one thing, you can’t change over the design quickly. Secondly, we can’t raise prices on existing designs, so I don’t think it will have any significant impact on our gross margins purely from a pricing point-of-view, unless they continue to stay stable or go up over a long period of time.

G. Richard	How has your learning curve pricing been over the last few quarters? Has it been a little more shallow than normal?

POWER INTEGRATIONS

Moderator: Joe Shiffler

February 2, 2006/1:30 p.m. PST

B. Balakrishnan	Do you mean in terms of how aggressive?

G. Richard	You haven’t had to take it down as much because you’re not getting as much pressure from the discrete guys.

B. Balakrishnan	I would say, so far, we haven’t see any let up on that, but again, if the pricing remains stable or goes up, then over the long-term, it could help us. But it’s not clear that it’s going to be a long-term stability in pricing.

G. Richard	Most of the gross margin upside in the quarter really is coming from your cost reductions, as opposed to any more favorable pricing?

B. Balakrishnan	That’s right.

G. Richard	Got it. And then just moving onto the mix of revenue by end market, clearly you guys are knocking the cover off the ball in the industrial market and you had very strong sequential growth. Is that a seasonal thing, or is that just a ramp in some power over Ethernet designs? Well, that probably wasn’t in there, but some portion of that that’s really driving that strong sequential growth.

B. Balakrishnan	It’s a good question. We have so many fragmented applications it’s really hard to understand the trends in that market. In fact, even if you look at our seasonality and try to figure out whether there’s any seasonality on industrial, it’s really hard to see a pattern. All we can say is that over the last three years, our industrial revenue has grown dramatically from 5%. Even from a percentage point-of-view, it’s grown from 5% to 13% over the last three years. But, of course, in dollar terms, it’s even more, because we have grown the top line.

J. Cobb	One of the areas that we’ve had the most growth in is uninterruptible power supplies, and I have to admit, I don’t know the seasonal patterns of uninterruptible power supplies.

B. Balakrishnan	I can tell you one of the reasons why that is growing and that’s because of more computers being purchased in countries like China, Indonesia, India, and Latin America, where when you purchase a computer, you pretty much have to purchase a UPS, because the power interruptions are so frequent, you will start losing data if you don’t have UPS. So, the volume of UPS power supplies is equal to the volume of desktop computers sold. That’s one of the reasons it’s growing so fast.

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G. Richard	Okay, and then one final question, back to the gross margin. Do you guys expect to maintain at the high end, historically your range has been 45% to 50% gross margins, you’re above your model. Do you expect to stay above that, or if you continue to accrue benefit from cost reduction, are you going to pass it along to your customers and try to spur elasticity in the market?

J. Cobb	As we mentioned, we expect to remain around 50% for the foreseeable future.

G. Richard	Okay, and the foreseeable future in your business is about a month. When you say that, are you talking about all of ’06 or could you be a little bit more clear on that term?

J. Cobb	I think in general, as we go into ’06, we would expect to have our gross margin remain at that level for several quarters.

B. Balakrishnan	Yes, several quarters is how I would put it. That makes the assumption that the dynamics in the market remain similar to what it has been in the last year. We are assuming a certain measured reduction in price and also we’re assuming that there are no dramatic changes in other factors like yen exchange rate or any other factors that we don’t have control over.

G. Richard	I appreciate it. Thanks a lot.

Coordinator	Your next question comes from Sumit Dhanda with Banc of America Securities.

S. Dhanda	Hello, guys. A couple of questions, please. I guess my first question was, Balu, can you help us quantify some of the seemingly higher profile design wins? For example, your cordless phone win with Panasonic, are we talking just one or two models, or are we talking several models? What might be the timing of the ramp into production as it relates to power supplies associated with these models?

B. Balakrishnan	I don’t have the specifics on all of the customers, but I think in the case of Panasonic, it’s two models. But the general impression we’re getting from OEMs is that they are going to convert their entire line over a period of

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time. Their immediate concern is to take care of California. So, my guess is they would pick a few models to take care of California, and then slowly spread the compliant chargers to the rest of the U.S., and then to the rest of the world.

S. Dhanda	Along those same lines, as you’re competing for these profits, and maybe you can use Panasonic as an example or any other OEM that you choose, typically, what is the ratio of designs that you tend to win versus the competition? I’m assuming most of the competition is discrete based switchers, but whatever that might be. Could you help elaborate on that?

B. Balakrishnan	Yes, in the linear replacement, we are in a very strong position, because we have a large number of products that we actually developed three years ago, so we were way ahead of the market. So, we’re in a very good position relative to other integrated competitors. The real competition in the linear replacement are the discrete solutions. We are always competing with these because we price our system-level solutions to be equivalent to discrete, but we have the benefit of fewer components, easier design, faster design, and easier manufacturability. Because of the urgency of implementing these standards, we have an upper hand, because they can design with our products a lot quicker.

S. Dhanda	I guess if I was to ask you are you winning one out of every two designs, one out of every three, if it’s higher or lower than that, if you could give us some ballpark quantification.

B. Balakrishnan	Well, if you just look at the cordless phone market, we already have I think three or four design wins if you take the top six guys. We already have three or four of them and we’re also working with the rest of the guys, so we hope to get a very large share of this market over a period of time. Once again, this won’t be a step function on July 1st for reasons I mentioned earlier, because they will gradually transfer the rest of the world, but we expect to get a very high share of this market over the next couple of years.

S. Dhanda	Okay, switching gears just a little bit back to the cell phone market, you indicated that some of your solutions were in the later stage of evaluation at the OEM level. Can you help us gain a little more granularity in terms of when those evaluations might be done and when we might actually hope to see a full-blown design win announcement at the cell phone OEM level?

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B. Balakrishnan	We will get some design wins in Q1, but probably the bulk of them in Q2 in time for the CEC on July 1st. So, at the moment, what is happening is that we have gotten our product designed into a number of vendors who are bidding for the business with the OEMs. The remaining vendors are using the discrete solution, and so, when they win the design and place a pre-production order is when we would consider it a design win. As I said, the bulk of it will occur in Q2, but we should see some Q1.

S. Dhanda	Any specific OEM you can allude to there where we might see a design win announcement?

B. Balakrishnan	I would say all of the major cell phone OEMs; all of the ones who actually have linears that are converting.

S. Dhanda	Two questions for you, John.

B. Balakrishnan	Because we’re going after all of them.

S. Dhanda	Two quick questions for you, John. First, the inventory is down very significantly. Anything you can attribute that to?

J. Cobb	We made a decision a year ago to keep our production levels relatively flat to manage our business, it makes it easier to manage the business. And so as our revenue grew throughout the year, obviously it brought down our inventory. I think we’re at a point now where we’re going to take our production levels up throughout 2006, but it was really just a decision to keep production levels at a constant level, which is important as we look to transitioning off-shore. We want to keep the testing that we do in San Jose at somewhat of a fixed level, and then, as we move additional production, that goes off-shore. So really, to keep the local production flat, and at the same time our revenue was growing. So, it really facilitates management of the operations and facilitates the off-shore transfer.

S. Dhanda	Okay, and then the implied turns guidance for the March quarter?

J. Cobb	Implied turns, we expect the turns orders to meet the mid-point of our guidance, which is flat, in the mid 60s. So, we had a higher backlog at the start of the quarter than we’ve had for quite awhile.

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S. Dhanda	That’s substantially lower than the last quarter, so any reason for the conservatism?

B. Balakrishnan	Well, if you look at the backlog, they are longer term backlog and I think it’s because the lead times have gone out on other companies that people are booking ahead of time, so the lead times are longer. So even though we have a larger backlog, that doesn’t necessarily indicate that it is a stronger quarter than what we are implying, simply because of the length of time it actually goes over.

J. Cobb	Because we have such a high turns business, we rely more on our sales forecast in developing guidance than the backlog, because the backlog is usually a small percent of the revenue, compared to other semiconductor companies.

S. Dhanda	I guess I will just ask you one final question, the same question sort of differently then. Do you think that the extension or the better backlog coverage is more a function of more of the cyclical dynamic out there, and it’s not really attributable to the better design win momentum you’re seeing and the resultant ramp in production? Is that a fair way of categorizing it?

J. Cobb	Yes, we don’t see a fundamental change at this point in time to the overall model.

S. Dhanda	Thank you very much.

Coordinator	Our next question comes from Craig Hettenbach with Wachovia.

C. Hettenbach	Thank you. You guys spoke about the industrial market being robust and comm with cell phones going to drive some growth in ’06. How about if we look at the consumer end market, what are you expectations within consumer?

J. Cobb	We also expect that segment to grow, but probably not at the same rates that we might expect in the communication and industrial area. We expect to get growth in all of our segments.

B. Balakrishnan	Yes, I think that 2006 should be a good year for the entire marketplace across the board, because if you look at our design wins, we got a large number of design wins in PC standby, and also a large number on consumer goods like LCD TVs and appliances and so on. So, we expect all of the segments to grow nicely in 2006.

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C. Hettenbach	Okay, and then if you look at bookings linearity through the December quarter, how did it trend, and how have you seen bookings in terms of within January here?

J. Cobb	From a bookings standpoint in the fourth quarter, October was the strongest, as is typically the case. People order early in the quarter to build product for the Christmas season. So, bookings were the strongest in October. Our actual shipments were the strongest in November, which is also somewhat typical. The first quarter is a little different every year, but in general, is one of our more linear quarters of the year, in terms of the orders and the revenue shipment.

C. Hettenbach	Great, and then lastly, it looks like R&D as a percentage of sales approaching the 10% level. Do you think if it gets there, does it stay at about that level, or longer term, how we should think of R&D spend as a percent of sales?

J. Cobb	All of our operating expenses, longer term, should come down as a percent of our revenue, because of the leverage that we get off of our revenue growth. Sales and marketing increased quite a bit in ’05 because we made a conscious decision to increase the size of our sales force and we didn’t spend as much on R&D, but we will add some spending to R&D in ’06. But, overall, operating expenses, as a percent of revenues, should come down over the long term.

C. Hettenbach	Thank you.

Coordinator	Our next question comes from Mark Donahue with Bears, Baker, Watts.

M. Donahue	Yes, most of my questions were answered, just a couple of housekeeping. What was your ending headcount for the quarter?

J. Shiffler	The ending headcount was 342.

M. Donahue	Back on the discussion around the backlog, have you seen the change in the amount of weeks in inventory that you had in the distribution channel? I think you said 3.6 last quarter.

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J. Cobb	It was up slightly at the end of December, which is unusual. Usually from September to December it declines, but it was up slightly.

M. Donahue	Lastly, just kind of off the beaten path a little bit. Have you guys defined a size of the market for the DPA-Switch in POE given the product offerings you have?

B. Balakrishnan	Yes, I do believe we have the market and I’m trying to remember the size of the market. It is in the order of for the POE, I think it’s in the order of $50 million in 2007 for our chips.

M. Donahue	Okay, thanks a lot.

Coordinator	Our next question comes from Steve Smigie with Raymond James.

S. Smigie	Thank you. Most of my questions have also been answered, but I was just wondering if you would comment a little bit on the development of the sales force. I was wondering how their progress in terms of getting a pipeline ready, etc. is going, if things are ahead of schedule there perhaps.

J. Cobb	In terms of hiring the people and training them?

S. Smigie	In terms of the training or getting them out on the street, in terms of trying to get design wins, I was just wondering where you are in that.

J. Cobb	I think we’re on track. We talked about that last quarter that the level of design wins has increased, especially in Asia, especially in China, and we attribute a lot of that to the increase in the sales force. Over the last two years we’ve doubled our sales force, but we added to it significantly last year and as we commented, one of the reasons why our expenses were a little higher in the fourth quarter is we spent an extensive amount of time training the sales force and the FAEs to make sure that they understand all of the products and have all the tools and can work together. So, we think that we’re starting to see the benefits, but we expect to see more benefits of not only added headcount, but people that have more experience and are more mature in selling our products.

S. Smigie	Okay, as part of that, it sounds like things are progressing well. It was such a significant increase, I thought there was the potential that maybe you guys were being a little bit conservative in terms of when they could get up in the magnitude and number of design wins you could get and anything. That’s what I was trying to get at. If you’re sort of ahead of what you had hoped to get out of it.

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B. Balakrishnan	Part of the reason, just so that you understand, is the CEC standard, because CEC standard required quite a bit of design support we had to provide to a large number of customers basically at the same time. So, in preparation for that, we added some people, but also, we talked about a large number of other drivers, other than energy efficiency, which also meant that we need people, like we have new markets to be going after. We’re going after Japan by ourselves, which requires people in Japan. The Power over Ethernet and lighting markets required some additional people to go after those customers. So, it was pretty well planned. It didn’t happen just by itself. It was a proactively planned growth to address all of the drivers we have going forward in 2006.

J. Cobb	But, just to be clear, our spending was higher in that area than we had originally expected, because we did add people a little faster in the fourth quarter than we anticipated and we did extensive training in the fourth quarter, which at the start of the quarter, we hadn’t fully planned and we made the decision to make it much more extensive than we had originally expected.

S. Smigie	Thank you.

Coordinator	Our next question comes from Eric Glover with Canaccord Adams.

E. Glover	Thank you. I was just wondering if you could talk a little bit about your market share, particularly among your primary competitors, how you think you ended up in 2005, and given your expectation for share gains in 2006, where you think that your market share might end up.

B. Balakrishnan	We haven’t updated our market share relative to competitors recently. I think if you remember our presentation, our last estimate was all of our competitors combined, in the integrated space, had somewhere between 20% to 25% of the market versus us, we had the remaining 75% of the market. I don’t think that has changed significantly. In fact, we are growing our market share and some of it is coming from our competitors, integrated competitors, and some of it is coming from discrete competition.

J. Cobb	And linear transformers.

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B. Balakrishnan	And linear transformers is the third category.

E. Glover	Okay, that’s good enough. Thanks.

J. Shiffler	We’ll take two more questions please.

Coordinator	Our next question comes from Craig Ellis with Citigroup.

C. Ellis	Thanks for that. First a clarification, you identified three or four factors that were going to be beneficial to gross margins this year. Can you just quantify the impact of those collectively, and I assume that the order you gave them is the order of magnitude that they’ll benefit your gross margins.

J. Cobb	Actually, I don’t recall giving four factors on gross margin. We mentioned in general that we were going to focus on cost reduction, as we always do, which includes wafer costs, the size of the die, packaging costs, test costs, and operational overhead in general.

C. Ellis	That’s what I’m referring to, John.

J. Cobb	So we focused on all of those and we will continue to focus on all of those. In 2005, the cost reductions we achieved were primarily wafer related. Either wafer cost reductions or reduced die size. We didn’t get as much from packaging or from test costs. I think in ’06 we haven’t fully quantified it, but in ’06 I think we would expect to get reductions really from all pieces, wafers, packaging, and assembly/test.

C. Ellis	Okay, and then focusing on revenue growth, two items. One, given what you’re seeing, you’re confident that growth will be better than 7%, are we talking about growth that’s low to mid single digits, mid to high single digits? Any parameters you can put around the growth potential that you see in the business?

J. Cobb	No, at this time we’re not giving guidance for the year, other than to say that we expect it to be significantly more than what we’ve done in the last couple of years.

C. Ellis	And then understanding how that might break out across the various products, whether it’s TinySwitch or TOPSwitch, Link, DPA, how would

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the growth of the various product sets, John, compare to what you might get on average? That Link is going to be the biggest growth driver? Is that an incorrect assumption?

J. Cobb	That’s a correct assumption. Link will have the largest impact on the growth. DPA should grow nicely as a percent growth rate, but it’s coming off a fairly low base. As we also mentioned in the second half of the year, we expect to get revenue from TinySwitch-III and we expect the good growth to continue with TinySwitch-II and TOPSwitch-GX.

C. Ellis	But Link might drive 50% or more of your growth for the year?

J. Cobb	I haven’t done the exact math, but it will be a major driver of the revenue growth.

C. Ellis	Thank you.

Coordinator	Our last question comes from Sean Conner with Waterstone Capital.

S. Conner	Hello, guys. Most of my questions have been answered; a couple of quick ones. Did you guys see much of a benefit from the yen that helped out gross margins this past quarter?

J. Cobb	No, we estimate the benefit from a weakening yen is no more than 20 basis points. From when the yen exchange rate changes to when we see it in our financial statements is delayed about six months because it’s based on when we order the wafers and when the wafers are delivered and then when it flows through our inventory. So it’s about a six month delay, so about a 20 basis point impact, so we could see a little more in later quarters. However, overall, the yen will have less of an impact going forward, because we now have a third foundry that we’ve been buying wafers from for the last year, a German foundry, and those wafers are purchased in dollars. So while obviously the weakening of the yen had some benefit, it’s not a significant benefit.

S. Conner	Just real quick, I apologize. On the litigation costs, can you give an estimate of what you think it will be for the entire year?

J. Cobb	Our spending was $5.5 million in 2005, and we said we expected a similar level in 2006.

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S. Conner	Thank you very much.

J. Shiffler	Thanks that concludes our call. A replay will be available shortly on the investor info section of our Web site, www.powerint.com. There will also be a telephone replay available for one week, and the number for that is 877-919-4059 from within the U.S., or from abroad the number is 334-323-7226, and the replay pass code is 94327275. Thanks for listening and good afternoon.

Coordinator	Thank you, ladies and gentlemen. That concludes today’s call. You may now disconnect.